Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-122684
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated May 13, 2005)
FIRST AVENUE NETWORKS, INC.
COMMON STOCK
60,420,193 SHARES
     This document supplements the Prospectus dated May 13, 2005 relating to the offer and sale from time to time of up to 60,420,193 shares of the common stock of First Avenue Networks, Inc. by selling stockholders of the Company.
     This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated May 13, 2005.
     The following sets forth information as of the date of this Prospectus Supplement about the number of shares of common stock beneficially owned by the selling stockholder named below, the maximum number of shares that may be offered for sale by such selling stockholder under the Prospectus, the number of shares beneficially owned by such selling stockholder (assuming all such shares are sold), and the percentage of our outstanding common stock beneficially owned by such selling stockholder (based on 59,860,626 shares of common stock issued and outstanding as of the date hereof). The selling stockholder acquired the shares listed below by transfer from Franking Floating Rate Trust, which was listed as a selling stockholder in the Prospectus.
ADDITIONAL SELLING STOCKHOLDER
     The table below lists an additional selling stockholder for the table on pages 12-14 of the Prospectus.

	Shares Owned and	Shares	Shares Owned And
	Ownership Percentage	Being	Ownership Percentage
Selling Stockholder	Prior to Offering (1)	Offered	After Offering (1)

Franklin Floating Rate Daily Access Fund (2)	362,173 *	362,173	0 *

(1)	Assumes that all of the shares held by the selling stockholder and being offered under this Prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering.

(2)	The selling stockholder is or may be an affiliate of a registered broker-dealer. We have been informed by the selling stockholder that such selling stockholder acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute the securities
(*) less than one percent

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 5, 2005.